Exhibit 10-vv(i)

FIRST AMENDMENT

TO THE

BELLSOUTH NON-EMPLOYEE DIRECTORS

CHARITABLE CONTRIBUTION PROGRAM

Effective January 27, 1997

THIS FIRST AMENDMENT is made to the Bellsouth Non-Employee Directors Charitable Contribution Program (the "Plan"). Mr. Codina recommended that the following resolutions be approved.

Whereupon, on motion, it was

RESOLVED: that the BellSouth Corporation Nonemployee Director Charitable Contribution Program is hereby terminated with respect to, and shall not be available to, members of the Board of Directors who are initially elected to the Board after January 27, 1997; and

FURTHER RESOLVED: that the Plan shall continue to be effective with respect to current members of the Board of Directors, and is hereby amended to provide that the payout by the Company shall be made in a lump sum at the time of the Director's retirement (or death, if earlier) and shall no longer be spread over five years.